Exhibit 1

Mad Catz Sees Record Quarterly Sales; Expects Fiscal 2005 Third Quarter

Net Sales to Exceed $50.0 Million, Over 20% Ahead of Comparable Period

Last Year

SAN DIEGO—(Jan 6, 2005) -

Mad Catz to Report Fiscal 2005 Third Quarter Results on February 8th

Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), the world’s leading third party video game accessory provider, announced today that it expects net sales for its fiscal 2005 third quarter ended December 31, 2004 to be in excess of $50.0 million, an increase of more than 20% over the comparable period last year.

Mad Catz attributed the strong fiscal 2005 third quarter revenue growth to the success of several new products including MC Groovz Dance Craze, the Company’s first video game release and the first dance game on the GameCube(TM) platform; licensed bundles featuring characters from the hit Disney/Pixar movie “The Incredibles”; a line of MicroCON(TM) wireless controllers for Playstation(R)2, Xbox(R) and GameCube; and a full line of accessories for Nintendo’s very successful Nintendo DS(TM) handheld gaming system. In addition, Mad Catz’ wireless products performed strongly and the Company continued to expand its distribution in Europe.

Darren Richardson, President and CEO of Mad Catz Interactive, Inc., said, “One of our goals this fiscal year has been to add new revenue streams while leveraging the existing infrastructure. Our fiscal third quarter revenue growth demonstrates that we are making tangible progress against this goal.

“We are pleased with our fiscal third quarter sales performance given the video game industry challenges this holiday selling season, including hardware shortages. We have announced several additional exciting new product opportunities for the new year, including a range of iPod(R) accessories and licensed NFL controllers. Our revenue growth this holiday season with newly introduced products, our projected upcoming product introductions and our full range of core accessory offerings, combined with strong industry position and deep retail penetration, support our optimistic view of Mad Catz’ future prospects.”

Mad Catz will release its fiscal 2005 third quarter financial results before the market opens on Tuesday, February 8th and will host a conference call and webcast that morning at 11:00 a.m. EST. To access the conference call by telephone, interested parties may dial 888/243-1681 (212/676-5293 for International callers). A replay will be available through February 10th, 2005 by dialing 800/633-8284 and entering access code (21225813). Participants can also listen to a live webcast of the call through the Investors section of Mad Catz’s website at www.madcatz.com. A webcast replay will be available for 60 days following the live event.

For the conference call, please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register and download and install any necessary software.

About Mad Catz

Mad Catz (www.madcatz.com), designs, develops, manufactures, and markets a full range of high quality, competitively priced accessories for video game systems and is an integrated publisher of interactive entertainment games and software, including the industry leading GameShark brand of video game enhancements. Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry, with distribution through most leading retailers offering interactive entertainment products. With operating headquarters in San Diego, California, Mad Catz has offices in Canada, the U.K. and Asia, as well as distributors in Europe and Australia.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China as a result of the current slow-down at the shipping ports in Southern California; the Chinese New Year holiday; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

FOR FURTHER INFORMATION PLEASE CONTACT:

Mad Catz Interactive, Inc.

Cy Talbot, 619-683-9830

or

Jaffoni & Collins Incorporated

Joseph Jaffoni / Purdy Tran, 212-835-8500

mcz@jcir.com